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                                                                   EXHIBIT 10.12


                              EMPLOYMENT AGREEMENT

     AGREEMENT, made and entered into as of the 7th day of June, 1996 by and between PennCorp Financial Group, Inc., a Delaware corporation (together with its successors and assigns permitted under this Agreement, the "Company"), and David J. Stone (the "Executive").

                                  WITNESSETH:

     WHEREAS, the Executive is the Chairman of the Board and Chief Executive Officer of the Company; and

     WHEREAS, the Company desires to continue to employ the Executive and to enter into an employment agreement embodying the terms of such employment (the "Agreement"); and

     WHEREAS, the Executive desires to enter into the Agreement and to accept such employment, subject to the terms and provisions of the Agreement;

     NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the Company and the Executive (individually a "Party" and together the "Parties") agree as follows:

     1. Definitions.

     (a) "Annual Incentive Plan" shall mean the Company's 1996 Senior Executive Annual Incentive Award Plan.

     (b) "Approved Medical Doctor" shall mean a medical doctor selected by the Company and the Executive for the purposes of determining Disability. In the event that the Company and the Executive cannot agree on a medical doctor, then each Party shall select a medical doctor and the two medical doctors shall select a third medical doctor who shall be the Approved Medical Doctor.

     (c) "Base Salary" shall mean the salary provided for in Section 4 below or any increased salary granted to the Executive pursuant to Section 4.

     (d) "Board" shall mean the Board of Directors of the Company.

     (e) "Cause" shall mean:

          (1) the Executive (i) is convicted of or (ii) pleads guilty or nolo contendere to (a) a felony or (b) a crime against the Company that causes or is reasonably likely to cause material economic harm to the Company; or

          (2) the Executive engages in conduct that constitutes willful gross neglect or willful gross misconduct in carrying out his duties under the Agreement, resulting, in either case, in material economic harm to the Company.

     (f) "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, including regulations thereunder and successor provisions and regulations thereto.

     (g) "Company Target" shall mean any entity with which the Company has actively engaged in discussions to acquire, merge or enter into any joint venture during the 12-month period ending on the date of the Executive's termination of employment.

     (h) A "Change in Control" shall mean the first to occur of the following events:

          (1) any "person" (as such term is used in Sections 3(a)(9) and 13(d) of the Exchange Act) becomes a "beneficial owner" (as such term is used in Rule 13d-3 under the Exchange Act) of more than 25 percent of the Voting Stock of the Company;

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          (2) the majority of the Board consists of individuals other than
     Incumbent Directors;

          (3) the Company adopts any plan of liquidation providing for the distribution of all or substantially all of its assets;

          (4) all or substantially all of the assets or business of the Company are disposed of pursuant to a merger, consolidation or other transaction, unless (i) the shareholders of the Company immediately prior to such merger, consolidation or other transaction beneficially own, directly or indirectly, in substantially the same proportion as they owned the Voting Stock of the Company, at least 60 percent of the Voting Stock or other ownership interests of the entity or entities, if any, that succeed to the business of the Company and (ii) the successor entity (or entities) has assumed all obligations under the Agreement; or

          (5) the Company combines with another company and is the surviving corporation; provided, however, that immediately after the combination, the shareholders of the Company immediately prior to the combination hold, directly or indirectly, less than 60 percent of the Voting Stock of the combined company (there being excluded from the number of shares held by such shareholders, but not from the Voting Stock of the combined company, any shares received by affiliates (as such term is defined in Rule 12b-2 of the Exchange Act) of such other company in exchange for stock of such other company).

     (i) "Competitive Activity" shall mean any activity engaged in by the Executive, whether as an employee, consultant, principal, agent, officer, director, partner or shareholder (except as a less than one percent shareholder of a publicly traded company or a less than five percent shareholder of a privately held company), which is competitive with the Company. For this purpose, an activity which is competitive with the Company shall mean a business that is primarily involved in the acquisition of life insurance companies. Notwithstanding anything to the contrary in this Section 1(i), an activity shall not be deemed to be a Competitive Activity solely as a result of the Executive's being employed by or otherwise associated with a business of which a unit is in competition with the Company or any Subsidiary but as to which unit the Executive does not have direct or indirect responsibilities.

     (j) "Disability" shall mean the Executive's inability to substantially perform his duties and responsibilities under the Agreement for a period of 180 days during any 240-day period as determined by an Approved Medical Doctor.

     (k) "Effective Date" shall mean April 15, 1996.

     (l) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended from time to time, including regulations thereunder and successor provisions and regulations thereto.

     (m) "Good Reason" shall mean the occurrence of any of the following events within the 60-day period preceding the termination of employment by the
Executive:

          (1) a reduction in the Executive's Base Salary or any material failure by the Company to honor its obligations under Sections 7, 8, 9 or 10 hereof, in any such case, without the Executive's prior written consent;

          (2) a material change in the Executive's position, duties or responsibilities with respect to his employment by the Company under the Agreement without the Executive's prior written consent;

          (3) the failure to elect or reelect the Executive to any of the positions described in Section 3 below (including his position as a member of the Board) or the removal of him from any such position (other than a removal resulting from the termination of the Executive's employment for Cause pursuant to Section 11(c) below);

          (4) a reduction in the Executive's annual target bonus opportunity below $800,000 or any material change in the Executive's participation in the Annual Incentive Plan without the Executive's prior written consent;

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          (5) an actual change by the Board in the Executive's principal work location by more than 25 miles and more than 25 miles from the Executive's principal place of abode as of the date hereof without the Executive's prior written consent;

          (6) the failure of the Company to obtain the assumption in writing of its obligation to perform this Agreement by any successor to all or substantially all of the assets of the Company within 45 days after a merger, consolidation, sale or similar transaction; or

          (7) a Change in Control.

     (n) "Incumbent Directors" shall mean the members of the Board as of the Effective Date; provided, however, that any person becoming a director subsequent to such date whose election or nomination for election was supported by 75 percent of the directors who then comprised the Incumbent Directors shall be considered to be an Incumbent Director.

     (o) "Stock" shall mean the Common Stock of the Company.

     (p) "Stock Plan" shall mean the Company's 1996 Stock Award and Stock Option Plan.

     (q) "Subsidiary" of the Company shall mean any corporation of which the Company owns, directly or indirectly, more than 50 percent of the Voting Stock or any other business entity in which the Company directly or indirectly has an ownership interest of more than 50 percent.

     (r) "Term of Employment" shall mean the period specified in Section 2 below.

     (s) "Voting Stock" shall mean capital stock of any class or classes having general voting power under ordinary circumstances, in the absence of contingencies, to elect the directors of a corporation.

     2. Term of Employment.

     The Company hereby employs the Executive, and the Executive hereby accepts such employment, for the period commencing on the Effective Date and ending on the fifth anniversary of the Effective Date, subject to earlier termination of the Term of Employment in accordance with the terms of the Agreement; provided, however, this Agreement shall become null and void ab initio and of no further force and effect unless (i) prior to January 1, 1997 (or such other date to which the Executive and the Company may agree), the Company and the Executive (or affiliates of the Executive) enter into a definitive agreement (the "Knightsbridge Agreement") providing for the sale (the "Sale") by the Executive (or such affiliates) to the Company of the interests of the Executive (or such affiliates) in Knightsbridge Capital Fund I, L.P. ("Knightsbridge") and Knightsbridge Management, L.L.C., (ii) the stockholders of the Company approve the Sale no later than at the Company's 1997 annual meeting of stockholders, and
(iii) the Company's stockholders approve the Annual Incentive Plan and the Stock Plan at the Company's 1996 annual meeting of stockholders.

     3. Position, Duties and Responsibilities.

     (a) On the Effective Date and continuing for the remainder of the Term of Employment, the Executive shall be employed as the Chief Executive Officer of the Company and be responsible for the general management of the affairs of the Company. The Executive, in carrying out his duties under the Agreement, shall report to the Board.

     (b) It is the intention of the Parties that as of the Effective Date and continuing for the remainder of the Term of Employment, the Executive shall serve as a member of the Board and of the Executive Committee thereof.

     (c) Notwithstanding anything herein to the contrary, nothing shall preclude the Executive from:

          (1) serving on the boards of directors of other corporations if the Board consents in writing to such service; provided, however, that consent by the Board is not required for serving on the boards of directors of corporations in which Knightsbridge had an investment at the time at which the Executive originally undertook such position and so long as all directors' fees and any other

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           compensation paid by such corporation in respect of the Executive's services as a member of such board while he is an employee of the Company are paid to the Company;

          (2) serving on the boards of a reasonable number of trade associations and/or charitable organizations;

          (3) engaging in charitable activities and community affairs; and

          (4) managing his personal investments and affairs.

     4. Base Salary.

     The Executive shall be paid an annualized Base Salary, payable in accordance with the regular payroll practices of the Company, of $750,000. The Base Salary shall be reviewed no less frequently than annually for increase in the discretion of the Board and/or the Compensation Committee thereof.

     5. Annual Incentive Award.

     Provided that the Annual Incentive Plan is approved by the Company's shareholders, the Executive shall participate in the Annual Incentive Plan and shall have a minimum annual target bonus opportunity under such Plan of $800,000 and a maximum bonus opportunity of 2 times such minimum. Payment of annual incentive awards shall be made at the same time that other senior level executives of the Company receive their incentive awards unless otherwise agreed to by the Executive.

     6. Long-Term Incentive Award.

     Provided that the Stock Plan is approved by the Company's shareholders, the Executive shall participate in the Stock Plan and shall be granted under the Stock Plan, as of the Effective Date, an option to purchase 559,000 shares of Stock. The option shall be divided into four tranches as set forth below:

                              NUMBER OF SHARES OF          EXERCISE PRICE
TRANCHE                     STOCK UNDERLYING TRANCHE         PER SHARE
-------                     ------------------------       --------------
  1......................            250,000                    $29.50
  2......................            103,000                    $32.45
  3......................            103,000                  $ 35.695
  4......................            103,000                  $ 39.325

     Twenty-five percent of each tranche shall become exercisable (vest) on the first four anniversaries of the Effective Date and the option shall expire on the fifth anniversary of the Effective Date.

     7. Employee Benefit Programs.

     a. During the Term of Employment, the Executive shall be entitled to participate in all employee pension and welfare benefit plans and programs made available to the senior-level executives of the Company or to its employees generally, as such plans or programs may be in effect from time to time, including, without limitation, pension, profit sharing, savings and other retirement plans or programs, medical, dental, hospitalization, short-term and long-term disability and life insurance plans, accidental death and dismemberment protection, travel accident insurance, and any other pension or retirement plans or programs and any other employee welfare benefit plans or programs that may be sponsored by the Company from time to time, including any plans that supplement the above-listed types of plans or programs, whether funded or unfunded.

     b. In addition, the Company shall immediately cause one of its life insurance subsidiaries acceptable to the Executive to issue the Executive a life insurance policy having a death benefit equal to $5,000,000 (the "Policy") with the beneficiary as designated by the Executive. Amounts due under the policy will be payable in accordance with the terms thereof notwithstanding any other provision of this Agreement. The Company shall incur the first $15,000 of the annual cost of the Policy, and the Executive shall pay the portion of the annual cost of the Policy that exceeds $15,000 (if any).

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     8. Reimbursement of Business and Other Expenses.

     The Executive is authorized to incur reasonable expenses in carrying out his duties and responsibilities under the Agreement and the Company shall promptly reimburse him for all business expenses incurred in connection with carrying out the business of the Company, subject to documentation in accordance with the Company's policy.

     9. Perquisites.

     a. During the Term of Employment, the Executive shall be entitled to participate in any of the Company's executive fringe benefits in accordance with the terms and conditions of such arrangements as are in effect from time to time for the senior-level executives of the Company.

     b. In addition, the Company shall:

          (1) provide the Executive with a luxury automobile and pay the reasonable expenses of such automobile; and

          (2) reimburse the Executive for any expenses incurred by the Executive relating to personal financial and/or tax counselling; provided, however, that such reimbursement shall not exceed $10,000 per year.

     10. Vacation.

     The Executive shall be entitled to 6 weeks paid vacation each year. In the event that the Executive does not use all of his vacation time during an applicable calendar year, he shall be entitled to carry forward such unused vacation time; provided, however, that only four weeks of unused vacation time (including all previously carried forward unused vacation time) may be carried forward from any one calendar year to the next calendar year.

     11. Termination of Employment.

     a. Termination of Employment Due to Death. In the event the Executive's employment is terminated due to his death, his estate or his beneficiaries as the case may be, shall be entitled to:

          (1) Base Salary earned but not paid prior to the date of death;

          (2) have all unexercisable stock options granted under Section 6 above and held by the Executive on the date of death become immediately exercisable;

          (3) have all exercisable and unexercisable stock options granted under
     Section 6 above and held by the Executive on the date of death remain exercisable until the end of the earlier of (i) the one-year period following the date of death or (ii) the date the option would otherwise expire;

          (4) any amounts earned, accrued or owing to the Executive but not yet paid under Section 7, 8, or 9 above; and

          (5) other or additional benefits in accordance with applicable plans and programs of the Company.

     b. Termination of Employment Due to Disability. In the event the Executive's employment is terminated due to his Disability, he shall be entitled to the following (but in no event less than the benefits due him under the then current disability program of the Company):

          (1) Base Salary earned but not paid prior to the date of the termination of employment;

          (2) an amount equal to the sum of 60% percent of Base Salary, at the annual rate in effect on the date of the termination of employment, for a period ending on the last day of the month in which he becomes 65, less the amount of any disability benefits provided to the Executive by the Company (other than benefits attributable to the Executive's own contributions) under any disability plan;

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          (3) an amount equal to the product of (a) the average percentage of
     Base Salary paid to the Executive as annual incentive bonuses for the two calendar years immediately preceding the year of the termination of employment multiplied by (b) the Base Salary in effect on the date of the Executive's termination of employment multiplied by (c) a fraction, the numerator of which is the number of days in the current calendar year prior to the date of the termination of employment and the denominator of which is 365;

          (4) have all unexercisable stock options granted under Section 6 above and held by the Executive on the date of the termination of employment become immediately exercisable;

          (5) have all exercisable and unexercisable stock options granted under
     Section 6 above and held by the Executive on the date of the termination of employment remain exercisable until the end of the earlier of (i) the one-year period following the date of the termination of employment or (ii) the date the option otherwise expires;

          (6) any amounts earned, accrued or owing to the Executive but not yet paid under Section 7, 8, or 9 above; and

          (7) continued participation in medical, dental, hospitalization and life insurance coverage and in all other employee plans and programs in which he was participating on the date of the termination of employment until he attains age 65 as if he were an employee; and

          (8) other or additional benefits in accordance with applicable plans and programs of the Company.

     If the Executive is precluded from continuing his participation in any employee benefit plan or program as provided in Section 11(b)(7) above, he shall be provided the after-tax economic equivalent of the benefits provided under the plan or program in which he is unable to participate. The economic equivalent of any benefit foregone shall be deemed to be the competitive cost that would reasonably be incurred by the Executive in obtaining such benefit himself on an individual basis.

     In no event shall a termination of the Executive's employment for Disability occur unless the Party terminating his employment gives written notice to the other Party in accordance with Section 24 below.

     (c) Termination of Employment by the Company for Cause.

          (1) A termination of employment for Cause shall not take effect unless the provisions of this Section 11(c)(1) are complied with. The Executive shall be given written notice by the Board of the intention to terminate him for Cause, and such notice:

             i) to state in reasonable detail the particular act or acts or failure or failures to act that constitute the grounds on which the proposed termination of employment for Cause is based, and

             ii) to be given within six months of the Board learning of such act or acts or failure or failures to act.

     Unless the termination of employment for Cause is pursuant to Section 1(e)(1) hereof, the Executive shall have 20 days after the date that such written notice has been given to the Executive in which to cure such conduct, to the extent such cure is possible. If he fails to cure such conduct or such termination of employment for Cause is pursuant to Section 1(e)(1) hereof, the Executive shall then be entitled to a hearing before the Board. Such hearing shall be held within 20 days of such notice to the Executive, provided he requests such hearing within 10 days of the written notice from the Board of the intention to terminate him for Cause. If, within 5 days following such hearing, the Executive is furnished written notice by the Board confirming that, in its judgment, grounds for Cause on the basis of the original notice exist, he shall thereupon be terminated for Cause.

          (2) In the event the Company terminates the Executive's employment for Cause, he shall be entitled to:

             i) Base Salary earned but not paid prior to the date of the termination of employment;

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             ii) any amounts earned, accrued or owing to the Executive but not yet paid under Section 7, 8, or 9 above; and

             iii) other or additional benefits in accordance with applicable plans or programs of the Company.

          (3) In addition, in the event of a termination of employment for Cause, the Executive shall immediately forfeit all stock options granted under Section 6 above and held by the Executive on the date of the termination of employment.

          (4) Notwithstanding anything herein to the contrary, if following a termination of the Executive's employment by the Company for Cause based upon the conviction of the Executive for a felony or any crime against the Company such conviction is overturned in a final determination on appeal, the Executive shall be entitled to the payments and the economic equivalent of the benefits the Executive would have received under Section 11(d) hereof if his employment had been terminated by the Company without Cause.

     (d) Termination of Employment by the Company Without Cause. In the event the Executive's employment is terminated without Cause, other than due to Disability or death, the Executive shall be entitled to:

          (1) Base Salary earned but not paid prior to the date of the termination of employment;

          (2) Base Salary, at the annualized rate in effect on the date of the termination of the Executive's employment for the longer of (i) the end of the Term of Employment or (ii) 24 months, payable as a lump sum using as a discount rate the long-term applicable federal rate compounded annually as published by the Internal Revenue Service for the month in which the termination of employment occurs;

          (3) an amount equal to the product of (a) the average percentage of Base Salary paid to the Executive as annual incentive bonuses for the two calendar years immediately preceding the year of the termination of employment multiplied by (b) the Base Salary in effect on the date of the Executive's termination of employment;

          (4) have all unexercisable stock options granted under Section 6 above and held by the Executive on the date of the termination of employment become immediately exercisable;

          (5) have all exercisable and unexercisable stock options granted under
     Section 6 above and held by the Executive on the date of the termination of employment remain exercisable until the date the option would otherwise expire;

          (6) the Company continue its payment of the Policy's annual premium pursuant to Section 7 above;

          (7) any amounts earned, accrued or owing to the Executive but not yet paid under Section 7, 8, or 9 above; and

          (8) continued participation in all medical, dental, hospitalization and life insurance coverage and in other employee benefit plans or programs in which he was participating on the date of the termination of employment until the earlier of:

             i) the end of the period in respect of which a lump-sum severance payment is made;

             ii) the date, or dates, he receives equivalent coverage and benefits under the plans and programs of a subsequent employer (such coverage and benefits to be determined on a coverage-by-coverage, or benefit-by-benefit, basis);

     provided, however, that (i) if the Executive is precluded from continuing his participation in any employee benefit plan or program as provided in
     Section 11(d)(8)(A) above, he shall be provided with the after-tax economic equivalent of the benefits provided under the plan or program in which he is unable to participate for the period specified in this Section 11(d)(8),
     (ii) the economic equivalent of

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     any benefit foregone shall be deemed to be the competitive cost that would reasonably be incurred by the Executive in obtaining such benefit himself on an individual basis, and (iii) payment of such after-tax economic equivalent shall be made quarterly in advance; and

          (9) other or additional benefits in accordance with applicable plans and programs of the Company.

     e. Termination of Employment by the Executive For Good Reason. The Executive may terminate his employment for Good Reason. Upon a termination of employment for Good Reason, the Executive shall be entitled to the payments and benefits provided in Section 11(d) above; provided, however, that if the Executive terminates his employment for Good Reason based on a reduction in Base Salary as provided in Section 1(l)(1) above, then the Base Salary to be used pursuant to Section 11(d)(2) above for the determination of the lump sum payment shall be the Base Salary in effect immediately prior to such reduction.

     f. Termination of Employment Following a Change in Control. If, following a Change in Control, the Executive's employment is terminated by the Company without Cause or by the Executive for Good Reason, the Executive shall be entitled to the payments and benefits provided in Section 11(d); provided, however, that the amount calculated under Section 11(d)(2) shall be payable as a lump sum without discounting. Also, immediately following a Change in Control, all amounts, entitlements or benefits in which the Executive is not yet vested shall become fully vested except to the extent such vesting would be inconsistent with the terms of the relevant plan; provided, however, that this sentence shall be inapplicable to the options granted under Section 6 above.

     g. Voluntary Termination of Employment by the Executive. In the event of a termination of employment by the Executive on his own initiative, other than a termination of employment due to death or Disability or a termination of employment for Good Reason, the Executive shall have the same entitlements as provided in Section 11(c)(2) above for a termination of employment for Cause, except that all exercisable stock options granted under Section 6 above and held by the Executive on the date of the termination of employment shall remain exercisable until the earlier of (i) the end of the six-month period following the date of the termination of employment or (ii) the date the option would expire. A termination of employment under this Section 11(g) shall be effective upon 30 days prior written notice to the Company and shall not be deemed a breach of this Agreement.

     h. Payment Following a Change in Control. In the event that the termination of the Executive's employment follows a Change in Control and the aggregate of all payments or benefits made or provided to the Executive under Section 11(f) above and under all other plans and programs of the Company (the "Aggregate Payment") is determined to constitute a "parachute payment" (as such term is defined in Code Section 280G(b)(2)), the Company shall pay to the Executive, prior to the time any excise tax imposed by Code Section 4999 ("Excise Tax") is payable with respect to such Aggregate Payment, an additional amount which, after the imposition of all income and excise taxes thereon, is equal to the Excise Tax on the Aggregate Payment. The determination of whether the Aggregate Payment constitutes a parachute payment and, if so, the amount to be paid to the Executive and the time of payment pursuant to this Section 11(h) shall be made by an independent auditor (the "Auditor") jointly selected by the Company and the Executive and paid by the Company. The Auditor shall be a nationally recognized United States public accounting firm which has not, during the two years preceding the date of its selection, acted in any way on behalf of the Company or any affiliate thereof. If the Executive and the Company cannot agree on the firm to serve as the Auditor, then the Executive and the Company shall each select one accounting firm and those two firms shall jointly select the accounting firm to serve as the Auditor.

     i. No Mitigation; No Offset. In the event of any termination of employment under this Section 11, the Executive shall be under no obligation to seek other employment and there shall be no offset against amounts due the Executive under this Agreement on account of any remuneration attributable to any subsequent employment that he may obtain except as specifically provided in this Section 11.

     j. Nature of Payments. Any amounts due under this Section 11 are in the nature of severance payments considered to be reasonable by the Company and are not in the nature of a penalty.

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     12. Confidentiality: Assignment of Rights.

     a. During the Term of Employment and thereafter, the Executive shall not disclose to anyone or make use of any trade secret or proprietary or confidential information of the Company, including such trade secret or proprietary or confidential information of any customer or other entity to which the Company owes an obligation not to disclose such information, which he acquires during the Term of Employment, including but not limited to records kept in the ordinary course of business (collectively, the "Confidential Information"), except (i) as such disclosure or use may be required or appropriate in connection with his work as an employee of the Company, (ii) when required to do so by a court of law, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order him to divulge, disclose or make accessible such information or (iii) any such disclosure after such Confidential Information has become public knowledge (other than by acts of the Executive or his representatives in violation of this Agreement).

     b. The Executive hereby sells, assigns and transfers to the Company all of his right, title and interest in and to all inventions, discoveries, improvements and copyrightable subject matter (the "rights") which during the Term of Employment are made or conceived by him, alone or with others and which are within or arise out of any general field of the Company's business or arise out of any work he performs or information he receives regarding the business of the Company while employed by the Company. The Executive shall fully disclose to the Company as promptly as available all information known or possessed by him concerning the rights referred to in the preceding sentence, and upon request by the Company and without any further remuneration in any form to him by the Company, but at the expense of the Company, execute all applications for patents and for copyright registration, assignments thereof and other instruments and do all things which the Company may deem necessary to vest and maintain in it the entire right, title and interest in and to all such rights.

     13. Noncompetition; Nonsolicitation.

     a. The Executive covenants and agrees that he shall not directly or indirectly engage in a Competitive Activity during (i) the Term of Employment and (ii) in the event of a voluntary termination of employment described in
Section 11(g) above, the six-month period following the date of the termination of employment. In addition, the Executive shall not directly or indirectly solicit, negotiate with or enter into discussion with the shareholders or representatives of any Company Target during (i) the Term of Employment and (ii) in the event of a voluntary termination of employment pursuant to Section 11(g) above, the one-year period following the date of the termination of employment. The Executive covenants and agrees that he shall not directly or indirectly solicit the Company's (or any subsidiary's) (i) employees during the 18-month period following the date of termination of employment or (ii) agents, brokers and/or policyholders during the 36-month period following the date of termination of employment.

     b. The Parties acknowledge that in the event of a breach or threatened breach of Section 13(a) above, the Company shall not have an adequate remedy at law. Accordingly, in the event of any breach or threatened breach of Section 13(a) above, the Company shall be entitled to such equitable and injunctive relief as may be available to restrain the Executive and any business, firm, partnership, individual, corporation or entity participating in the breach or threatened breach from the violation of the provisions of Section 13(a) above. Nothing in this Agreement shall be construed as prohibiting the Company from pursuing any other remedies available at law or in equity for breach or threatened breach of Section 13(a) above, including the recovery of damages.

     c. The Company and the Executive intend that the Knightsbridge Agreement will provide, among other things, for the potential forfeiture by the Executive of the consideration paid to him thereunder in the event of a breach by the Executive of any of the provisions of Section 13(a) above.

     14. Indemnification.

     a. The Company agrees that if the Executive is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that he is or was a director, officer or employee of the Company or is or was serving at the request of the Company as a director, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is the Executive's alleged action in an official capacity while serving as a director, officer, member, employee or agent, the Executive shall be indemnified and held harmless by the Company to the fullest extent legally permitted or authorized by the Company's certificate of incorporation or bylaws or resolutions of the Company's Board of Directors or, if greater, by the laws of the State of Delaware, against all cost, expense, liability and loss (including, without limitation, attorney's fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by the Executive in connection therewith, and such indemnification shall continue as to the Executive even if he has ceased to be a director, member, employee or agent of the Company or other entity and shall inure to the benefit of the Executive's heirs, executors and administrators. The Company shall advance to the Executive all reasonable costs and expenses incurred by him in connection with a Proceeding within 20 days after receipt by the Company of a written request for such advance accompanied by such supporting documentation as the Company may reasonably request. Such request shall include an undertaking by the Executive to repay the amount of such advance if it shall ultimately be determined that he is not entitled to be indemnified against such costs and expenses.

     b. Neither the failure of the Company (including its board of directors, independent legal counsel or stockholders) to have made a determination prior to the commencement of any proceeding concerning payment of amounts claimed by the Executive under Section 14(a) above that indemnification of the Executive is proper because he has met the applicable standard of conduct, nor a determination by the Company (including its board of directors, independent legal counsel or stockholders) that the Executive has not met such applicable standard of conduct, shall create a presumption that the Executive has not met the applicable standard of conduct.

     c. The Company agrees to continue and maintain a directors and officers' liability insurance policy covering the Executive to the extent the Company provides such coverage for its other executive officers.

     15. Effect of Agreement on Other Benefits.

     Except as specifically provided in this Agreement, the existence of this Agreement shall not prohibit or restrict the Executive's entitlement to full participation in the employee benefit and other plans or programs in which senior executives of the Company are eligible to participate.

     16. Assignability; Binding Nature.

     This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs (in the case of the Executive) and assigns. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of the Company; provided, however, that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law. The Company further agrees that, in the event of a sale of assets or liquidation as described in the preceding sentence, it shall take whatever action it legally can in order to cause such assignee or transferee to expressly assume the liabilities, obligations and duties of the Company hereunder. No rights or obligations of the Executive under this Agreement may be assigned or transferred by the Executive other than his rights to compensation and benefits, which may be transferred only by will or operation of law, except as provided in Section 21 below. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

     17. Representation.

     The Company represents and warrants that it is fully authorized and empowered to enter into this Agreement and that the performance of its obligations under this Agreement will not violate any agreement between it and any other person, firm or organization. The Executive represents that he knows of no agreement between him and any other person, firm or organization that would be violated by the performance of his obligations under this Agreement.

     18. Amendment or Waiver.

     No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by the Executive and an authorized officer of the Company. No waiver by either Party of any breach by the other Party of any condition or provision contained in this Agreement to be performed by such other Party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by the Executive or an authorized officer of the Company, as the case may be.

     19. Severability.

     In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

     20. Survivorship.

     The respective rights and obligations of the Parties hereunder shall survive any termination of the Executive's employment to the extent necessary to the intended preservation of such rights and obligations.

     21. Beneficiaries/References.

     The Executive shall be entitled, to the extent permitted under any applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following the Executive's death by giving the Company written notice thereof. In the event of the Executive's death or a judicial determination of his incompetence, reference in this Agreement to the Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.

     22. Governing Law/Jurisdiction.

     Except as provided in Section 14 above, this Agreement shall be governed by and construed and interpreted in accordance with the laws of New York without reference to principles of conflict of laws.

     23. Resolution of Disputes.

     Any disputes arising under or in connection with this Agreement shall, at the election of the Executive or the Company, be resolved by binding arbitration, to be held in New York City in accordance with the rules and procedures of the American Arbitration Association. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Costs of the arbitration or litigation, including, without limitation, reasonable attorneys' fees of both Parties, shall be borne by the Party who does not prevail. Pending the resolution of any arbitration or court proceeding, the Company shall continue payment of all amounts due the Executive under this Agreement and all benefits to which the Executive is entitled at the time the dispute arises.

     24. Notices.

     Any notice given to a Party shall be in writing and shall be deemed to have been given when delivered personally or sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the Party concerned at the address indicated below or to such changed address as such Party may subsequently give such notice of:

If to the Company:       PennCorp Financial Group, Inc.
                         745 Fifth Avenue
                         New York, NY 10151
                         Attention: General Counsel

With a copy to:          Jeremy W. Dickens, Esq.
                         Weil, Gotshal & Manges LLP
                         100 Crescent Court
                         Suite 1300
                         Dallas, Texas 75201-6950

If to the Executive:     David J. Stone
                         745 Fifth Avenue
                         New York, NY 10151

     25. Headings.

     The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

     26. Counterparts.

     This Agreement may be executed in two or more counterparts.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

                                            PENNCORP FINANCIAL GROUP, INC.

                                            By:   /s/  SCOTT D. SILVERMAN
                                               -------------------------------
                                                      Scott D. Silverman
                                                    Senior Vice President,
                                                       General Counsel

                                            By:      /s/  KENNETH ROMAN
                                               -------------------------------
                                                        Kenneth Roman
                                                    Chairman Compensation
                                                          Committee

                                                  /s/  DAVID J. STONE
                                               -------------------------------
                                                       David J. Stone